EXHIBIT 10.1
CONFIDENTIAL

March 16, 1998



Mr. Philip G. Whalen
514 Quail Ridge Drive
Aurora, Ontario  L4G 3G8
Canada

Dear Phil:

I am delighted to extend this offer to you to join me at HCA. I expect that your experience and professional talents will make you a decisive and driving force in HCA's future plans.

This letter summarizes the offer of employment to you by HCA.

1.       Position:  President

2. Reporting Relationship: Reports to Chairman and CEO (J. Biagini) and has reporting to it all functions except International and U.S. Textile Corp. The CFO will report to both of us simultaneously.

3. Primary Responsibilities: Development and implementation of HCA's North American strategy, including necessary staffing, marketing, product development, financial management and all other support functions necessary to attain the Company's goals.

4. Base Salary: Your total annual base salary will be $250,000 to be paid in equal weekly installments.

5. Bonus: you will be guaranteed a bonus of $100,000 after your first full year of service, prorated for three-fourths in 1998. Future years bonus awards will be based on mutually agreed targets between you and me.

6. While you are not eligible for Kelso's current stock option plan, as part of the executive group, you would obviously be included in new ones created either by Kelso or other owners of the Company.

7. Benefits: You will be entitled to the employee benefits described in the attached materials. During your first second and third years of employment, you shall be entitled to a three-week vacation with full pay and, after the fourth anniversary, four weeks with full pay. Vacation time shall be taken with due regard for work schedules and the business interests of the Company.

8. Company Car & Other Perquisites: You will be entitled to a company car in the equivalent of a Cadillac DeVille, a car phone at Company expense, and you will be reimbursed for any phone line charges incurred by you for a home facsimile machine employed for Company purposes. The Company will be responsible for operating costs such as insurance, gasoline and maintenance of the vehicle.

9. Confidentiality: During the term of your employment, you will have access to and become familiar with substantial amounts of proprietary and confidential information concerning the business operations of the Company, its products, marketing systems, sales information, computer systems and software, customer lists, financial and economic data and various plans for future operations (all of such information being herein referred to as the "Confidential Information"). You shall not disclose any portion of the Confidential Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any later time, except as required in the course of your employment or by law. All files, records, documents, drawings, specifications and similar items relating to the business of the Company, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the company and shall not be removed from the premises of the Company under any circumstances and shall be immediately returned upon cessation of your employment.

10. Relocation: The Company will reimburse you for all reasonable and necessary expenses incidental to moving your household goods and personal belongings from your current residence, including reimbursement for legal and real estate expenses incurred in the sale of your current residence. Until you relocate to the Bensalem area, the Company will reimburse you up to $15,000 per year toward the rental of housing in the Bensalem area. (This will cease either when you relocate to the Bensalem area or when your employment with HCA terminates.)

11. Severance: It is understood that the employment relationship may be terminated with or without cause (defined below), by either party at any time. However, should the Company terminate the employment relationship without Cause at any time during your employment with the Company, the Company will continue to pay you your then current base annual salary (the "Severance Salary") for one (1) year subsequent to the date of termination (the "Continuation Period") in equal weekly or biweekly installments less the usual deductions so long as you remain unemployed during the Continuation Period. However, should you obtain employment during the Continuation Period at an annual salary equal to or greater than the Severance Salary, the Company's obligation to pay the then remaining installments of the Severance Salary shall end. On the other hand, should you obtain employment during the Continuation Period at a salary less than the Severance Salary, the Company's obligation to pay the remaining installments of the Severance Salary shall continue until the end of the Continuation Period but at a reduced amount equal to the difference between the Severance Salary and the lesser salary.

             As used herin, the term "Cause" shall mean your (i) willful and repeated failure to comply with reasonable directives of superior corporate officers; or (ii) inability to perform your duties under this Agreement because of physical or mental illness or injury for more than one hundred eighty (180) consecutive days in any period of twelve (12) consecutive calendar months; or (iii) willful misconduct resulting in damage or loss to Company, or its related or affiliated companies; or (iv) addiction to alcohol or drugs that have not been medically prescribed for use, which addiction shall require medical confirmation by a licensed physician.

     In the event of a change in ownership of HCA and if the new ownership effectively reorganizes your position in a manner to diminish your position or role in the Company this, at your option, can be considered as a situation of termination "without cause."

12. While employed at Corporate Headquarters, you will work a four-day week; in the event you oversee the operation of an acquired business, you will be expected to adjust your work schedule to that of the acquired company. Only with written permission of the company will you be allowed to provide services of a business nature directly or indirectly to any other person or organization during your employment.

Phil, I am extremely eager to have you join us. With you concentrating on the hosiery business in North America and me overseeing overseas and any acquisitions, I believe we can achieve our wildest dreams. I also believe we'll work well as a team and will build a world-class operation.

This offer becomes effective April 1, 1998. Should you not have the necessary work permits to enter the US, you will be termporarily employed by EHC, at the same salary as outlined above, and will concentrate on establishing our North America telemarketing programs with our Canadian vendors.

If you have any questions, please feel free to contact me.

Sincerely,

HOSIERY CORPORATION OF AMERICA



John F. Biagini

JFB/lbs



Agreed and Accepted:



 /s/ Philip G. Whalen      March 16, 1998
------------------------   ----------------
Philip G. Whalen           Date